Exhibit 99.1

News Release

For Further Information

Media Relations:
Bob Schneider, 816.932.4835, bschneider@hrblock.com
Investor Relations:
Mark Barnett, 816.701.4443, marbarnett@hrblock.com

H&R BLOCK REPORTS FIRST QUARTER FINANCIAL RESULTS
Company affirms full-year earnings guidance of $4 to $4.25 per share

FOR RELEASE AUGUST 24, 2004 4 P.M. EDT

     KANSAS CITY, Mo. — H&R Block Inc. (NYSE: HRB) today reported a $44.1 million net loss for its first quarter, compared with earnings of $5.2 million last year. Revenues totaled $482.7 million, a 2.6 percent decline from last year. The company reported a loss of 26 cents per diluted share, compared to 3 cents of earnings last year.

     The decline in earnings was primarily due to decreased mortgage segment income and additional off-season costs associated with expanding the company’s tax business.

     “The first quarter loss is in line with our internal expectations, and consistent with our annual earnings guidance range of $4 to $4.25 per share,” said H&R Block Chairman and Chief Executive Officer Mark A. Ernst. “This quarter we also repurchased 7.5 million shares in accordance with our objective to return excess capital to shareholders.

     “In our mortgage unit, loan production increased more than 28 percent for the quarter, while margins declined because of the increase in market interest rates. We expected margin compression in the first two quarters of our fiscal year, with improved earnings performance in the second half of the year after adjusting to the higher rate environment. Our mortgage business is on track to meet our expectations for the year,” Ernst said.

     In its first quarter, H&R Block acquired 7.5 million shares of its common stock at an aggregate cost of $347.4 million, or an average price of $46.56 per share. Over the past year, the number of H&R Block shares outstanding has declined 6.8 percent to 166.2 million shares outstanding.

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     The first quarter results include $4.6 million in stock-based compensation expense, compared with $1 million last year. H&R Block began to expense the costs of all stock-based compensation at the beginning of fiscal year 2004.

     The prior year results include a change in accounting principle related to the adoption of Emerging Issues Task Force No. 00-21 (EITF 00-21) as of May 1, 2003. This change reduced last year’s first quarter net income by $6.4 million, or 3 cents per diluted share.

Tax Services

     Beginning with the first quarter of fiscal year 2005, the company has aggregated its U.S and International tax services into one segment.

     Tax services revenues increased 9.7 percent to $50.4 million. The segment reported a pretax loss of $113 million, which was 13.5 percent higher than the pretax loss of $99.6 million in the first quarter of fiscal 2004. Results were negatively affected by an additional $9 million in off-season losses related to former major franchise territories acquired during the second quarter of fiscal year 2004.

     “We’re on pace to open 500 to 600 new offices in under-penetrated areas where we see growth opportunities. We also expect to add 400 more Wal-Mart locations,” Ernst said. “We are confident in the value that clients receive from H&R Block and are working to make our services even more accessible.”

Mortgage Services

     Mortgage services, which include Option One Mortgage Corp. and H&R Block Mortgage Corp., reported first quarter pretax income of $93.5 million, a 42.9 percent decrease, compared with $163.8 million in the first quarter last year.

     First quarter revenues declined 8.4 percent to $268.1 million, from $292.6 million the prior year.

     The mortgage segment’s total gains on sales were $137.5 million for the first quarter, a 24.6 percent decline compared with $182.3 million in the prior year’s first quarter.

     Loan production increased to a record $6.8 billion for the quarter, a 28.4 percent increase over the previous year’s quarter. An increase in the number of loan applications, improvements in the company’s closing ratio, and an increase in the average loan size all contributed to this growth.

     Included within these results, H&R Block Mortgage Corp., H&R Block’s retail mortgage subsidiary, reported a 7.8 percent decline in originations. About 48 percent of H&R Block Mortgage’s loans were made to retail clients of other H&R Block businesses.

     “I’m confident in the actions we have taken to position the business for success in this changing rate environment. We are increasing our distribution capability and improving our ability to serve clients and sustain our competitive position as a service leader. We believe these investments, along with reduced interest rate volatility, will result in another year of strong mortgage financial results,” Ernst said.

     The segment’s residual interests continued to perform better than expected, primarily due to better than modeled credit losses. Consequently, the company realized a net write-up to residual balances of $53.5 million during the first quarter of fiscal year 2005, which was recorded as other comprehensive income, net of deferred taxes. The company did not realize any gains from the sale of residual assets in the quarter.

Business Services

     Business services reported a first quarter pretax loss of $10.1 million, compared with a pretax loss of $6.7 million in the same quarter last year. The segment reported revenues of $109.1 million, an increase of 10.8 percent.

     A significant backlog in the capital markets business at the end of fiscal year 2003 increased first quarter revenue and earnings last year, which affected the year to year comparison with the first quarter of 2005.

     “Our core accounting and tax services enjoyed a strong off-season quarter. It’s encouraging that most of our increased revenue is the result of our strategic growth initiatives, including the development and implementation of a marketing and sales infrastructure. We’re well-positioned to capitalize on the opportunity this market offers,” Ernst said.

Investment Services

     Investment services reported a first quarter pretax loss of $18.3 million, an increased loss of $4.5 million compared with last year’s $13.8 million loss.

     Investment services reported first quarter revenues of $53.6 million, a 6 percent decrease from the same quarter last year.

     “We’re disappointed with investment services’ first quarter results, which are consistent with the weak investment climate affecting the entire industry. However, I’m confident that our business has been positioned in a way that will allow us to grow in support of the investment needs of our clients,” Ernst said.

Other

     The company will host a conference call for analysts and institutional investors at 5 p.m. EDT (4 p.m. CDT) Aug. 24. Ernst and Jeff Yabuki, executive vice president and chief operating officer, will discuss the quarterly results and future expectations, as well as respond to analysts’ questions. To access the call, please dial the number approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 425-2715

International (706) 679-8257

     The call will be webcast in a listen-only format for the media and public. The link to the webcast can be obtained at www.hrblock.com. Supplemental slides will be available in connection with the webcast, or can be accessed directly on H&R Block’s Investor Relations web site at www.hrblock.com/about/investor following market close.

     A replay of the call will be available beginning at 6 p.m. EDT Aug. 24 until 12 a.m. EDT Sept. 7 by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International). The replay access code is 8632498. A replay of the webcast will also be available on the company’s Web site at www.hrblock.com through Oct. 31.

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     Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings per share growth goals or expectations for fiscal year 2005; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block:

H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block empowers clients to make tax and financial decisions by providing a unique combination of tax services, financial information and advice, and related products and services. The company’s mission is to help clients achieve their tax and financial objectives by serving as their tax and financial partner.

As the world’s largest tax services company, in 2004 H&R Block served more than 21 million clients in the U.S. and 12 countries. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 360 branch offices, H&R Block Financial Advisors Inc. is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.

H&R BLOCK, INC.
KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	2004	2003
Revenues	$482,711	$495,384

Income (loss) before taxes	(72,564)	18,829
Net income (loss) before change in accounting principle	(44,083)	11,519
Cumulative effect of change in accounting principle, net of taxes	—	(6,359)
Net income (loss)	$(44,083)	$5,160

Basic earnings (loss) per share:
Before change in accounting principle	$(0.26)	$0.06
Net income (loss)	$(0.26)	$0.03

Basic shares outstanding	168,635	179,445
Diluted earnings (loss) per share:
Before change in accounting principle	$(0.26)	$0.06
Net income (loss)	$(0.26)	$0.03

Diluted shares outstanding	168,635	182,921

SEGMENT FINANCIAL RESULTS

	Three months ended July 31,
	Revenues		Income (loss)
	2004	2003	2004	2003
Tax Services	$50,447	$45,981	$(112,989)	$(99,580)
Mortgage Services	268,133	292,589	93,540	163,829
Business Services	109,102	98,499	(10,071)	(6,679)
Investment Services	53,581	56,987	(18,271)	(13,757)
Corporate	1,448	1,328	(24,773)	(24,984)

	$482,711	$495,384	(72,564)	18,829

Income taxes (benefit)			(28,481)	7,310

Net income (loss) before change in accounting principle			(44,083)	11,519
Cumulative effect of change in accounting principle, net of taxes			—	(6,359)

Net income (loss)			$(44,083)	$5,160

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21) as of May 1, 2003. As a result of the adoption of EITF 00-21, we recorded the cumulative effect of a change in accounting principle of $6.4 million, net of tax benefit of $4.0 million.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

In the first quarter of fiscal year 2005, we redefined our reportable segments. The previously reported International Tax Operations and U.S. Tax Operations segments will now be reported as the Tax Services segment.

H&R BLOCK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except share data

	July 31,	April 30,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$317,100	$1,071,676
Cash and cash equivalents — restricted	509,782	545,428
Receivables from customers, brokers, dealers and clearing organizations, net	626,215	625,076
Receivables, net	361,199	347,910
Prepaid expenses and other current assets	390,925	371,209

Total current assets	2,205,221	2,961,299

Residual interests in securitizations — available-for-sale	233,282	210,973
Beneficial interest in Trusts — trading	136,283	137,757
Mortgage servicing rights	123,980	113,821
Property and equipment, net	272,111	279,220
Intangible assets, net	312,506	325,829
Goodwill, net	960,275	959,418
Other assets	371,104	391,709

Total assets	$4,614,762	$5,380,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$104,864	$—
Current portion of long-term debt	275,970	275,669
Accounts payable to customers, brokers and dealers	1,022,542	1,065,793
Accounts payable, accrued expenses and other	401,004	456,167
Accrued salaries, wages and payroll taxes	108,514	268,747
Accrued income taxes	238,232	405,667

Total current liabilities	2,151,126	2,472,043

Long-term debt	546,196	545,811
Other noncurrent liabilities	402,334	465,163

Total liabilities	3,099,656	3,483,017

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	2,179	2,179
Additional paid-in capital	543,897	545,065
Accumulated other comprehensive income	81,466	57,953
Retained earnings	2,703,649	2,781,368
Less cost of 51,708,328 and 44,849,128 shares of common stock in treasury	(1,816,085)	(1,489,556)

Total stockholders’ equity	1,515,106	1,897,009

Total liabilities and stockholders’ equity	$4,614,762	$5,380,026

H&R BLOCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Three months ended July 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$(44,083)	$5,160
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	37,137	35,930
Accretion of residual interests in securitizations	(25,663)	(34,063)
Impairment of residual interests in securitizations	3,435	10,743
Additions to trading securities — residual interests in securitizations	—	(145,522)
Proceeds from net interest margin transactions	—	145,522
Additions to mortgage servicing rights	(28,493)	(24,482)
Amortization of mortgage servicing rights	18,334	17,691
Net change in beneficial interest in Trusts	1,474	28,476
Other net changes in working capital, net of acquisitions	(476,205)	(147,319)

Net cash used in operating activities	(514,064)	(107,864)

Cash flows from investing activities:
Cash received from residual interests in securitizations	38,826	27,502
Purchases of property and equipment, net	(22,913)	(12,749)
Payments made for business acquisitions, net of cash acquired	(806)	(9,126)
Other, net	8,300	5,303

Net cash provided by investing activities	23,407	10,930

Cash flows from financing activities:
Repayments of commercial paper	(314,836)	—
Proceeds from issuance of commercial paper	419,700	—
Dividends paid	(33,636)	(32,362)
Acquisition of treasury shares	(345,347)	(83,633)
Other, net	10,200	12,255

Net cash used in financing activities	(263,919)	(103,740)

Net decrease in cash and cash equivalents	(754,576)	(200,674)
Cash and cash equivalents at beginning of the period	1,071,676	875,353

Cash and cash equivalents at end of the period	$317,100	$674,679

Supplementary cash flow data:
Income taxes paid	$183,383	$73,122
Interest paid	12,545	16,788

H&R BLOCK, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three Months Ended July 31,
	2004	2003
Revenues:
Service revenues	$239,757	$214,958
Gains on sales of mortgage assets, net	137,470	182,333
Interest income	81,327	70,952
Other	24,157	27,141

	482,711	495,384

Operating expenses:
Cost of services	271,439	238,565
Interest	19,090	23,197
Selling, general and administrative	266,754	216,488

	557,283	478,250

Operating income (loss)	(74,572)	17,134
Other income, net	2,008	1,695

Income (loss) before taxes	(72,564)	18,829
Income taxes (benefit)	(28,481)	7,310

Net income (loss) before cumulative effect of change in accounting principle	(44,083)	11,519
Cumulative effect of change in accounting principle for multiple deliverable revenue arrangements, less income tax benefit of $4,031	—	(6,359)

Net income (loss)	$(44,083)	$5,160

Basic earnings (loss) per share:
Before change in accounting principle	$(0.26)	$0.06
Cumulative effect of change in accounting	—	(0.03)

Net income (loss)	$(0.26)	$0.03

Basic shares outstanding	168,635	179,445
Diluted earnings (loss) per share:
Before change in accounting principle	$(0.26)	$0.06
Cumulative effect of change in accounting	—	(0.03)

Net income (loss)	$(0.26)	$0.03

Diluted shares outstanding	168,635	182,921

H&R BLOCK, INC.
SELECTED OPERATING DATA
Unaudited

Option One Mortgage Corporation	Three months ended
	7/31/2004	7/31/2003	% change	4/30/2004
Number of loans originated:
Wholesale (non-prime)	37,487	28,494	31.6%	34,951
Retail: Prime	1,697	4,005	-57.6%	2,523
Non-prime	4,742	3,004	57.9%	4,281

Total	43,926	35,503	23.7%	41,755

Volume of loans originated (000’s):
Wholesale (non-prime)	$5,981,104	$4,405,224	35.8%	$5,410,469
Retail: Prime	215,287	540,326	-60.2%	312,923
Non-prime	620,126	365,331	69.7%	523,438

Total	$6,816,517	$5,310,881	28.4%	$6,246,830

Loan sales	$6,744,056	$5,301,341	27.2%	$6,294,346

Servicing portfolio:
Number of loans serviced	344,659	261,344	31.9%	324,364
Servicing portfolio ($ bn’s)	$49.4	$34.1	44.9%	$45.3

H&R Block Financial Advisors, Inc.	Three months ended
	7/31/2004	7/31/2003	% change	4/30/2004
Customer trades	205,948	240,469	-14.4%	259,470
Customer daily average trades	3,269	3,589	-8.9%	4,119
Average revenue per trade	$119.71	$126.97	-5.7%	$121.58
Number of active accounts:
Traditional brokerage	394,852	462,549	-14.6%	438,730
Express IRAs	396,878	247,847	60.1%	391,046

	791,730	710,396	11.4%	829,776

Ending balance of assets under administration ($ bn’s)	$26.6	$24.3	9.5%	$26.7
Average assets per active account	$33,592	$34,160	-1.7%	$32,215
Ending customer margin balances ($ millions)	$604	$517	16.8%	$608
Ending payables to customers ($ millions)	$973	$923	5.4%	$1,007